Exhibit 99.1

The Bon-Ton Stores, Inc. Announces Third Quarter of Fiscal 2013 Results

~ Net Loss per Diluted Share Improved by Approximately 90% to $0.05 per Diluted Share ~

YORK, Pa.--(BUSINESS WIRE)--November 21, 2013--The Bon-Ton Stores, Inc. (NASDAQ:BONT) today reported operating results for the third quarter of fiscal 2013 ended November 2, 2013.

Third Quarter Highlights

  Comparable store sales decreased 2.8%.
  Gross margin rate for the third quarter of fiscal 2013 was flat to the gross margin rate in the third quarter of fiscal 2012 at 36.6% of net sales.
  Operating income improved by $5.0 million to $15.9 million, compared with operating income of $10.8 million in the third quarter of fiscal 2012.
  Adjusted EBITDA increased $4.4 million to $38.4 million, compared with $34.1 million in the third quarter of fiscal 2012. Adjusted EBITDA is not a measure recognized under generally accepted accounting principles (see Note 1).
  Net loss was reduced by $9.2 million to $0.9 million, or $0.05 per diluted share, compared with a net loss of $10.1 million, or $0.55 per diluted share, for the third quarter of fiscal 2012.

Comments

Brendan Hoffman, President and Chief Executive Officer, commented, “We saw meaningful improvement in our comparable store sales towards the end of the quarter. Additionally, due to strategic inventory reductions, we ended the quarter down approximately 5% on a comparable store basis. Reduced expenses contributed to 13% growth in Adjusted EBITDA which, together with lower interest expense, delivered an improved EPS. Strong performances in a number of key merchandise categories where we increased our investment lead us to believe that we are on track with our strategic initiatives. Our eCommerce business continues to grow at a healthy pace, benefiting from traffic-driving initiatives and our broader merchandise assortment.”

Mr. Hoffman continued, “We are looking forward to the holiday selling season with a fresh and inspired merchandise assortment that offers our customers quality and value in an exciting shopping environment. Our marketing campaign is designed to entice shoppers into our stores and to our eCommerce site. We will continue to roll out our localization strategies to drive store productivity and we will maintain inventory management and cost controls as we execute this new strategy.”

Year-to-date Highlights

  Comparable stores sales decreased 2.6%.
  Gross margin rate increased approximately 50 basis points to 36.1%, compared with 35.6% in the prior year period.
  Operating loss improved by $18.6 million to $6.7 million, compared with an operating loss of $25.3 million in the prior year period.
  Adjusted EBITDA increased $16.4 million to $62.4 million, compared with $46.0 million in the prior year period.
  Net loss improved by $31.1 million to $64.9 million, or $3.40 per diluted share, compared with a net loss of $96.0 million, or $5.20 per diluted share, for the prior year period.

Net Sales

Comparable store sales for the third quarter of fiscal 2013 decreased 2.8%. Total sales for the third quarter of fiscal 2013 decreased 2.6% to $651.2 million, compared with $668.7 million for the third quarter of fiscal 2012.

Other Income

Other income in the third quarter of fiscal 2013 was $15.4 million, compared with $14.4 million in the third quarter of fiscal 2012.

Gross Margin

In the third quarter of fiscal 2013, gross margin decreased $6.3 million to $238.2 million, compared with $244.5 million in the third quarter of fiscal 2012. The gross margin rate for the third quarter of fiscal 2013 was flat to the gross margin rate in the third quarter of fiscal 2012 at 36.6% of net sales.

Selling, General and Administrative (“SG&A”) Expense

SG&A expense decreased $9.6 million to $215.2 million in the third quarter of fiscal 2013, compared with $224.8 million in the third quarter of fiscal 2012. The SG&A expense rate for the third quarter of fiscal 2013 decreased to 33.0% of net sales, compared with 33.6% of net sales in the third quarter of fiscal 2012.

Depreciation and Amortization / Amortization of Lease-related Interests

Depreciation and amortization expense, including amortization of lease-related interests, was $22.3 million in the third quarter of fiscal 2013, compared with $22.6 million in the third quarter of fiscal 2012.

Interest Expense, Net

In the third quarter of fiscal 2013, interest expense, net, decreased $3.5 million to $16.5 million, compared with $20.0 million in the prior year period.

Income Tax Provision

An income tax provision of $0.3 million was recorded in the third quarter of fiscal 2013 and in the prior year period.

Guidance

Keith Plowman, Executive Vice President and Chief Financial Officer, stated, “We are reaffirming our fiscal 2013 guidance for Adjusted EBITDA in a range of $170 million to $190 million, for earnings per diluted share in a range of $0.15 to $0.75 and for cash flow (see Note 2) in a range of $10 million to $30 million. Additionally, our excess borrowing capacity under our revolving credit facility was $361 million at the end of the third quarter of fiscal 2013.”

Conference Call Details

Investors and analysts interested in participating in the call are invited to dial (888) 211-7451 at 9:55 a.m. Eastern time and reference conference ID 3350370. A taped replay of the conference call will be available within two hours of the conclusion of the call and will remain available through Thursday, December 5, 2013. The number to call for the taped replay is (877) 870-5176 and the replay PIN is 3350370. The conference call will also be broadcast on the Company’s website at http://investors.bonton.com. An online archive of the webcast will be available within two hours of the conclusion of the call and will remain available through Thursday, December 5, 2013.

About The Bon-Ton Stores, Inc.

The Bon-Ton Stores, Inc., with corporate headquarters in York, Pennsylvania and Milwaukee, Wisconsin, operates 273 department stores, which includes 10 furniture galleries, in 25 states in the Northeast, Midwest and upper Great Plains under the Bon-Ton, Bergner’s, Boston Store, Carson’s, Elder-Beerman, Herberger’s and Younkers nameplates. The stores offer a broad assortment of national and private brand fashion apparel and accessories for women, men and children, as well as cosmetics and home furnishings. For further information, please visit the investor relations section of the Company’s website at http://investors.bonton.com.

Cautionary Note Regarding Forward-Looking Statements

Certain information included in this press release contains statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which may be identified by words such as “may,” “could,” “will,” “plan,” “expect,” “anticipate,” “estimate,” “project,” “intend” or other similar expressions, involve important risks and uncertainties that could significantly affect results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. Factors that could cause such differences include, but are not limited to: risks related to retail businesses generally; a significant and prolonged deterioration of general economic conditions which could negatively impact the Company in a number of ways, including the potential write-down of the current valuation of intangible assets and deferred taxes; risks related to the Company’s proprietary credit card program; potential increases in pension obligations; consumer spending patterns, debt levels, and the availability and cost of consumer credit; additional competition from existing and new competitors; inflation; deflation; changes in the costs of fuel and other energy and transportation costs; weather conditions that could negatively impact sales; uncertainties associated with expanding or remodeling existing stores; the ability to attract and retain qualified management; the dependence upon relationships with vendors and their factors; a data security breach or system failure; the ability to reduce or control SG&A expenses, including initiatives to reduce expenses and improve efficiency; operational disruptions; unsuccessful marketing initiatives; changes in, or the failure to successfully implement our key strategies, including initiatives to improve our merchandising, marketing and operations; adverse outcomes in litigation; the incurrence of unplanned capital expenditures; the ability to obtain financing for working capital, capital expenditures and general corporate purpose; the impact of regulatory requirements including the Health Care Reform Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act; the inability or limitations on the Company’s ability to favorably adjust the valuation allowance on deferred tax assets; and the financial condition of mall operators. Additional factors that could cause the Company’s actual results to differ from those contained in these forward-looking statements are discussed in greater detail under Item 1A of the Company’s Form 10-K filed with the Securities and Exchange Commission.

Note 1: As used in this release, Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, including amortization of lease-related interests, impairment charges and loss on exchange/extinguishment of debt. Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles (“GAAP”). However, we present Adjusted EBITDA in this release because we consider it to be an important supplemental measure of our performance and because it is frequently used by securities analysts, investors and other interested parties to evaluate the performance of companies in our industry and by some investors to determine a company’s ability to service or incur debt. In addition, our management uses Adjusted EBITDA internally to compare the profitability of our stores. Adjusted EBITDA is not calculated in the same manner by all companies and, accordingly, is not necessarily comparable to similarly entitled measures of other companies and may not be an appropriate measure for performance relative to other companies. Adjusted EBITDA should not be assessed in isolation from or construed as a substitute for net income or cash flows from operations, which are prepared in accordance with GAAP. Adjusted EBITDA is not intended to represent, and should not be considered to be a more meaningful measure than, or an alternative to, measures of operating performance as determined in accordance with GAAP. A reconciliation of net loss to Adjusted EBITDA is provided in the financial schedules accompanying this release.

Note 2: As used in this release, cash flow reflects the forecasted net income, plus depreciation and amortization, amortization of lease-related interests, impairment charges and taxes, less capital expenditures and pension contributions.

THE BON-TON STORES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(In thousands except share and per share data)	November 2,	February 2,
(Unaudited)	2013	2013
Assets
Current assets:
Cash and cash equivalents	$8,082	$7,926
Merchandise inventories	914,603	758,400
Prepaid expenses and other current assets	91,120	70,601
Total current assets	1,013,805	836,927
Property, fixtures and equipment at cost, net of accumulated depreciation and amortization of $867,012 and $804,559 at November 2, 2013 and February 2, 2013, respectively	649,966	652,822
Deferred income taxes	16,659	15,010
Intangible assets, net of accumulated amortization of $62,657 and $57,596 at November 2, 2013 and February 2, 2013, respectively	104,932	110,563
Other long-term assets	23,139	18,887
Total assets	$1,808,501	$1,634,209
Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$351,281	$193,898
Accrued payroll and benefits	25,369	32,410
Accrued expenses	161,224	165,536
Current maturities of long-term debt	7,247	75,886
Current maturities of obligations under capital leases	3,878	3,925
Deferred income taxes	23,222	20,256
Income taxes payable	4	739
Total current liabilities	572,225	492,650
Long-term debt, less current maturities	931,776	768,864
Obligations under capital leases, less current maturities	49,609	52,478
Other long-term liabilities	206,017	209,611
Total liabilities	1,759,627	1,523,603
Shareholders' equity:
Preferred Stock - authorized 5,000,000 shares at $0.01 par value; no shares issued	-	-
Common Stock - authorized 40,000,000 shares at $0.01 par value; issued shares of 17,857,457 and 17,491,277 at November 2, 2013 and February 2, 2013, respectively	179	175
Class A Common Stock - authorized 20,000,000 shares at $0.01 par value; issued and outstanding shares of 2,951,490 at November 2, 2013 and February 2, 2013	30	30
Treasury stock, at cost - 337,800 shares at November 2, 2013 and February 2, 2013	(1,387)	(1,387)
Additional paid-in-capital	160,185	158,728
Accumulated other comprehensive loss	(68,589)	(73,242)
(Accumulated deficit) retained earnings	(41,544)	26,302
Total shareholders' equity	48,874	110,606
Total liabilities and shareholders' equity	$1,808,501	$1,634,209

THE BON-TON STORES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	THIRTEEN		THIRTY-NINE
	WEEKS ENDED		WEEKS ENDED
(In thousands except per share data)	November 2,	October 27,	November 2,	October 27,
(Unaudited)	2013	2012	2013	2012

Net sales	$651,161	$668,731	$1,855,205	$1,904,357
Other income	15,412	14,389	44,236	40,320
	666,573	683,120	1,899,441	1,944,677

Costs and expenses:
Costs of merchandise sold	412,932	424,219	1,185,528	1,226,151
Selling, general and administrative	215,204	224,846	651,553	672,521
Depreciation and amortization	21,149	21,481	65,248	67,093
Amortization of lease-related interests	1,117	1,168	3,388	3,529
Impairment charges	321	593	452	712
Income (loss) from operations	15,850	10,813	(6,728)	(25,329)
Interest expense, net	16,492	19,995	52,747	61,274
Loss on exchange/extinguishment of debt	20	617	4,297	8,087

Loss before income taxes	(662)	(9,799)	(63,772)	(94,690)
Income tax provision	269	349	1,123	1,277

Net loss	$(931)	$(10,148)	$(64,895)	$(95,967)

Basic loss per share	$(0.05)	$(0.55)	$(3.40)	$(5.20)

Diluted loss per share	$(0.05)	$(0.55)	$(3.40)	$(5.20)

Other financial data:
Adjusted EBITDA (1)	$38,437	$34,055	$62,360	$46,005

(1) Adjusted EBITDA reconciliation

The following table reconciles net loss to Adjusted EBITDA for the periods indicated:

	THIRTEEN		THIRTY-NINE
	WEEKS ENDED		WEEKS ENDED
(In thousands)	November 2,	October 27,	November 2,	October 27,
(Unaudited)	2013	2012	2013	2012

Net loss	$(931)	$(10,148)	$(64,895)	$(95,967)
Adjustments:
Income tax provision	269	349	1,123	1,277
Loss on exchange/extinguishment of debt	20	617	4,297	8,087
Interest expense, net	16,492	19,995	52,747	61,274
Depreciation and amortization	21,149	21,481	65,248	67,093
Amortization of lease-related interests	1,117	1,168	3,388	3,529
Impairment charges	321	593	452	712

Adjusted EBITDA	$38,437	$34,055	$62,360	$46,005

CONTACT:
The Bon-Ton Stores, Inc.
Mary Kerr, 717-751-3071
Vice President
Investor & Public Relations
mkerr@bonton.com